                                                                   EXHIBIT 99.1

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

  The following discussion and analysis of the financial condition and results of operations of Southern National Corporation ("Southern National") for each of the three years in the period ended December 31, 1994, and related financial information are presented in conjunction with the consolidated financial statements and related notes to assist in the evaluation of Southern National's 1994 performance.

  On August 1, 1994, Southern National and BB&T Financial Corporation ("BB&T") jointly announced the signing of a definitive agreement to merge. This transaction, which was consummated on February 28, 1995, was accounted for under the pooling-of-interests method of accounting. It has created the sixth largest bank holding company in the Southeast and the 36th largest in the U.S. BB&T's acquisition of Commerce Bank of Virginia Beach, Virginia ("Commerce") on January 10, 1995, was also accounted for as a pooling-of-interests. Accordingly, all discussion of prior results and future prospects is presented as if Southern National, BB&T and Commerce were combined at the beginning of each period presented herein. The results might have been different had the companies actually been combined throughout the periods presented, and the financial results presented are not necessarily indicative of future performance.

  Certain adjustments have been made to conform accounting methodology, and certain amounts for prior years have been reclassified to conform the statement presentations. The primary adjustment required was to conform BB&T's accounting for postretirement benefits other than pensions to that of Southern National. In adopting the provisions of Statement of Financial Accounting Standards ("SFAS") No. 106, "Accounting for Postretirement Benefits Other Than Pensions," in 1993, BB&T elected to amortize the accumulated postretirement obligation related to the adoption over a period of 21 years, while Southern National elected to reflect the adoption through the recording of a cumulative charge for this change in accounting principle. In conforming BB&T's transition methodology to that elected by Southern National, the cumulative charge resulting from a change in accounting principle recorded in 1993 was increased by $7.0 million, net of related income taxes, while noninterest expenses were reduced by $559,000 for both 1994 and 1993.

  In conjunction with the merger and subsequent consolidation of operations and systems, certain material, nonrecurring charges of approximately $88 million were recorded in the first quarter of 1995. These adjustments include approximately $50 million for settlement of obligations under existing employment contracts, severance pay, early retirement and related employee benefits; approximately $12 million associated with branch closings and divestitures; approximately $6 million associated with consolidation of bank operations and systems; and approximately $13 million of expenses related to effecting the merger.

ANALYSIS OF FINANCIAL CONDITION

  Average assets totaled approximately $19.0 billion in 1994, an increase of approximately 11.1% over the average of $17.1 billion in 1993. Average assets also grew 11.1% in 1993 compared to 1992. At the end of 1994, assets totaled approximately $19.9 billion.

  The five-year compound rate of growth in average assets was 9.1%. Over the same five-year period, the compound annual growth rates based on average balances have been 9.3% for earning assets, 7.8% for loans, 14.2% for securities and 7.8% for deposits. All growth rates have been enhanced by the effects of acquisitions accounted for as purchases.

                 TABLE 1--COMPOSITION OF AVERAGE TOTAL ASSETS

                                                                    % CHANGE
                                                                 ---------------
                                                                 1994 V. 1993 V.
                                 1994         1993       1992     1993    1992
                              -----------  ---------- ---------- ------- -------
                                   (DOLLARS IN THOUSANDS)
Securities*.................  $ 5,350,982   4,670,213  3,998,587    15%     17
Federal funds sold and other
 earning assets.............      130,670     152,370    204,496   (14)    (25)
Loans and leases, net of
 unearned income**..........   12,360,633  11,177,299 10,149,563    11      10
                              -----------  ---------- ----------
Average earning assets......   17,842,285  15,999,882 14,352,646    12      11
Non-earning assets..........    1,121,734   1,067,159  1,010,206     5       6
                              -----------  ---------- ----------
Average total assets........  $18,964,019  17,067,041 15,362,852    11%     11
                              ===========  ========== ==========   ===     ===
Average earning assets as
 percent of average total
 assets.....................         94.1%       93.7       93.4
                              ===========  ========== ==========

- --------
 * Based on amortized cost.
** Includes loans held for sale based on lower of amortized cost or market.
   Amounts are gross of the allowance for loan and lease losses.

SECURITIES

  The securities portfolios provide earnings and liquidity, as well as providing an effective tool in managing interest rate risk. Management has continued to emphasize investments with a maturity of five years or less because of the changing interest rate environment and the strong economy of the last two years. U.S. Treasury securities, which continue to comprise the majority of the portfolio, provide adequate current yields with minimal risk and maturities structured to address liquidity concerns.

  During 1993, the FASB issued SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." This statement, which was adopted by Southern National as of January 1, 1994, addresses the accounting and reporting of investments in equity securities that have readily determinable fair values and all investments in debt securities. These investments are classified in one of three categories: held to maturity, trading and available for sale. Securities classified as available for sale are carried at estimated fair value with unrealized depreciation or appreciation, net of tax, reported as a separate component of shareholders' equity. Securities classified as held to maturity are carried in the financial statements at amortized cost. Securities classified as trading are carried at estimated fair value with gains and losses resulting from market fluctuations recognized in current period earnings. Southern National engages in securities trading transactions in the normal course of business, but had no securities classified as trading at year end.

  Securities increased 3.8% in 1994 to a total of $5.4 billion at the end of the year. This followed an increase of 24.2% in 1993.

  Southern National historically has maintained a securities portfolio of 21-25% of total assets. However, securities have been 25-28% of assets in recent years because of reduced demand for loans. At the end of 1994, securities represented 27.3% of assets. Over the long term, Southern National expects the securities portfolio to return to historic levels of 21-25% of total assets.

  The market value of the available-for-sale portfolio was $119.8 million less than the amortized cost of these securities. At December 31, 1994, Southern National's available-for-sale portfolio had net unrealized depreciation, net of tax, of $72.6 million which is reported as a separate component of equity.

  The fully taxable equivalent ("FTE") yield on the total securities portfolio was 5.88% at December 31, 1994, compared to an average yield of 5.85% for the year ended December 31, 1994 and 6.43% for 1993.

                              TABLE 2--SECURITIES

                                                      DECEMBER 31, 1994
                                               --------------------------------
                                               CARRYING VALUE AVERAGE YIELD (3)
                                               -------------- -----------------
                                                    (DOLLARS IN THOUSANDS)
U.S. Treasury, government agencies and corpo-
 rations (1)
  Within one year............................    $1,216,580         5.09%
  One to five years..........................     3,073,089         5.94
  Five to ten years..........................       650,690         6.73
  After ten years............................       161,156         7.28
                                                 ----------         ----
    Total....................................     5,101,515         5.88
                                                 ----------         ----
States and political subdivisions
  Within one year............................        19,343         9.44
  One to five years..........................        82,360         8.90
  Five to ten years..........................        77,577         9.14
  After ten years............................         3,158         8.28
                                                 ----------         ----
    Total....................................       182,438         9.05
                                                 ----------         ----
Other securities
  Within one year............................            60         7.27
  One to five years..........................           508         6.25
  Five to ten years..........................           655         7.46
  After ten years............................           --           --
                                                 ----------         ----
    Total....................................         1,223         6.95
                                                 ----------         ----
Securities with no stated maturity (4).......       139,941         1.62
                                                 ----------         ----
    Total securities (2).....................    $5,425,117         5.88%
                                                 ==========         ====

- --------
(1) Included in U.S. Treasury, government agencies and corporations are mortgage-backed securities totaling $608.7 million classified as held to maturity and carried at amortized cost and $277.5 million classified as available for sale and carried at estimated fair value. These securities are included in each of the categories based upon final stated maturity dates. The original contractual lives of these securities range from five to 30 years; however, a more realistic average maturity would be substantially shorter because of the monthly return of principal on certain securities.
(2) Includes securities held to maturity of $2.0 billion carried at amortized cost and securities available for sale of $3.4 billion carried at estimated fair value.
(3) Taxable equivalent basis as applied to amortized cost.
(4) Amount includes mortgage-backed securities of $32.8 million classified as available for sale and carried at estimated fair value and $107.1 million of other securities classified as available for sale and carried at estimated fair value.

LOANS AND LEASES

  Net loans and leases totaled approximately $12.9 billion at the end of 1994. This represented an increase of approximately $872 million in 1994, following an increase of approximately $1.7 billion in 1993. While the economy has expanded at a moderate rate over the past two years, loan demand has not been as strong as might historically be expected in a growing economy. The long-range objective of Southern National is to maintain a rate of internal growth which approximates that of its markets in the Carolinas and Virginia. Southern National believes that this will result in a rate of increase which will be sustainable and profitable.

  During 1994, interest rates increased which led to increased mortgage originations from borrowers who feared rates would continue to climb. Total mortgage loan originations actually improved during the second quarter when the rate increases were most significant. In many cases, the strong overall economic environment outweighed increased interest rates in driving commercial and mortgage loan growth. 1994 was also a strong year for Southern National's market area, as North and South Carolina benefited from strength in real estate, agribusiness and a resurgence in wholesale/retail businesses. Mortgage loan refinancing, which had characterized the prior two years, slowed significantly after the first quarter of 1994, as growth in mortgage loans shifted to mortgages for new home purchases. Southern National typically sells fixed-rate mortgage loans in the secondary mortgage market, while retaining servicing, and retains adjustable-rate loans for its own portfolio. This strategy has the effect of reducing portfolio interest rate risk while increasing future servicing revenues.

  Southern National concentrated efforts on expanding the leasing function throughout 1994. Municipal leasing, primarily tax-exempt leases with counties and municipalities, was stronger than in the prior year. The leasing function has developed numerous lease-based products and services that have been marketed to current Southern National customers and noncustomers. The leasing subsidiary provides a stream of earnings. Lease receivables, including unearned income, grew $79 million, or 35%, during 1994, aided by Southern National's acquisition of Leasing Associates, Inc., which provided $10 million of lease receivables.

ASSET QUALITY

  The credit quality of the loan and lease portfolio improved during 1994, continuing favorable trends in asset quality ratios since 1991. As reflected in Table 3--"Asset Quality," nonperforming assets ("NPA's") were $59.6 million at year end, down $27.0 million or 31% for the year. As a percentage of total assets, NPA's declined from .46% at December 31, 1993 to .30% at current year end. As a percentage of loans plus foreclosed properties, NPA's decreased from
 .71% to .45%.

  The Corporation also experienced an unusually low level of net charge-offs during 1994. Net charge-offs fell 52% from $34.7 million in 1993 to $16.6 million in 1994, or from .31% to .13% of average loans and leases. The higher level of net charge-offs in 1993 was the result of loans acquired through the merger with The First Savings Bank, FSB ("The First"). The allowance for loan and lease losses totaled $171.7 million at December 31, 1994, or 1.31% of loans and leases, compared to $169.3 million, or 1.38%, at the end of the prior year.

  Southern National assigns risk grades to all commercial loans in the portfolio. This assignment of loans to one of ten categories is based upon the relative strength of the repayment source. All significant loans in the four highest risk grades are reviewed monthly for appropriateness of risk grade, accrual status and loss reserves.

                            TABLE 3--ASSET QUALITY

                                                             DECEMBER 31,
                                                        -----------------------
                                                         1994     1993   1992
                                                        -------  ------ -------
                                                        (DOLLARS IN THOUSANDS)
Nonaccrual loans and leases............................ $47,039  61,737  90,711
Foreclosed property....................................  12,153  23,510  65,364
Restructured loans.....................................     402   1,303     945
                                                        -------  ------ -------
  Nonperforming assets................................. $59,594  86,550 157,020
                                                        =======  ====== =======
Loans 90 days or more past due and still accruing...... $24,224  21,741  18,851
                                                        =======  ====== =======
ASSET QUALITY RATIOS
Nonaccrual loans and leases as a percentage of loans
 and loans and leases..................................    0.36%   0.50    0.87
Nonperforming assets as a percentage of:
  Total assets.........................................    0.30    0.46    0.98
  Loans and leases plus foreclosed property............    0.45    0.71    1.50
Net charge-offs as a percentage of average loans and
 lease.................................................    0.13    0.31    0.46
Allowance for losses as a percentage of loans and
 leases................................................    1.31    1.38    1.30
Ratio of allowance for losses to:
  Net charge-offs......................................   10.36x   4.88    2.87
  Nonaccrual loans and leases..........................    3.65    2.74    1.49

- --------
NOTE: Items referring to loans and leases are net of unearned income, gross of the allowance and include loans held for sale.

DEPOSITS AND OTHER BORROWINGS

  Average deposits increased 5.6% in 1994, following an increase of approximately 7.5% in 1993. End of period interest-bearing deposits decreased approximately $339 million in 1994.

  Core deposits are the primary funding source, but management also uses short-term borrowed funds, primarily federal funds purchased and repurchase agreements, to meet funding needs. Management also employs long-term debt for additional funding. The increase in short-term borrowed funds during 1994 was necessary because of strong loan demand and only moderate growth in average deposits. The rates on these borrowings are primarily floating and typically indexed to the federal funds rate compared to loans which are largely based on the prime rate. Remaining short-term borrowed funds and sales of available-for-sale securities were used to increase holdings of investment securities.

  Southern National faces an ongoing challenge in attracting new deposits and other core funds as competition from both financial and non-financial institutions continues to increase. Southern National continually considers liquidity needs in evaluating funding sources. The ultimate goal is to maintain funding flexibility, which will allow Southern National to react rapidly to opportunities brought about by growth and market volatility.

         TABLE 4--COMPOSITION OF AVERAGE DEPOSITS AND OTHER BORROWINGS

                                                                            % CHANGE
                                                                         ---------------
                                                                         1994 V. 1993 V.
                               1994             1993           1992       1993    1992
                          ---------------  -------------- -------------- ------- -------
                                             (DOLLARS IN THOUSANDS)
Savings deposits........  $ 3,433,750  20%  2,908,944  19  2,229,148  16    18%     30
Money market deposits...    1,971,263  11   2,039,937  13  1,996,480  14    (3)      2
Time deposits...........    7,155,207  42   7,040,758  45  7,102,822  51     2      (1)
                          ----------- ---  ---------- --- ---------- ---
Total interest-bearing
 deposits...............   12,560,220  73  11,989,639  77 11,328,450  81     5       6
Demand deposits.........    1,738,508  10   1,556,411  10  1,273,140   9    12      22
                          ----------- ---  ---------- --- ---------- ---
Total deposits..........   14,298,728  83  13,546,050  87 12,601,590  90     6       7
Short-term borrowed
 funds..................    2,321,379  13   1,349,156   9    935,642   7    72      44
Long-term debt..........      677,227   4     597,519   4    417,828   3    13      43
                          ----------- ---  ---------- --- ---------- ---
Total deposits and other
 borrowings.............  $17,297,334 100% 15,492,725 100 13,955,060 100    12%     11
                          =========== ===  ========== === ========== ===   ===     ===

ANALYSIS OF RESULTS OF OPERATIONS

  Consolidated net income for 1994 totaled $237 million, which produced primary net income per share of $2.26 and fully diluted net income per share of $2.21. Net income was $86 million in 1993 and $147 million in 1992. In 1993, income before the cumulative effect of changes in accounting principles, net of income taxes, totaled $120 million. Primary net income per share was $.81 in 1993 and $1.53 in 1992, while fully diluted per share earnings were $.81 and $1.48, respectively. Before the cumulative effect of changes in accounting principles in 1993, both primary and fully diluted per share earnings were $1.16.

  The cumulative effect of changes in accounting principles, net of related income taxes, recorded in 1993 included $12.6 million to record the accumulated postretirement obligation related to the adoption of SFAS No. 106, and $28.0 million as a result of the adoption of SFAS No. 72, "Accounting For Certain Acquisitions of Banking and Thrift Institutions" by a merged company, less a $6.4 million benefit resulting from the adoption of SFAS No. 109, "Accounting for Income Taxes," implemented as of January 1, 1993.

  The returns on average assets were 1.25% for 1994, .50% for 1993 and .96% for 1992. For the same years, the returns on average common equity were 16.8%, 6.2% and 12.6%, respectively.

NET INTEREST INCOME

  Net interest income is Southern National's primary source of revenue. The amount of net interest income is determined based on a number of factors, including the volume of interest-earning assets and interest-bearing liabilities and interest rates earned and paid to obtain the asset-generating funds. The difference between rates earned on interest-earning assets (with an adjustment made to tax-exempt income to provide comparability with taxable income) and the cost of supporting funds is measured by the taxable equivalent net yield on earning assets. The accompanying table presents the dollar amount of changes in interest income and interest expense and distinguishes between the changes related to average outstanding balances of interest-earning assets and interest-bearing liabilities and the changes related to average interest rates on such assets and liabilities. Changes attributable to both volume and rate have been allocated proportionately.

             TABLE 5--NET INTEREST INCOME AND RATE/VOLUME ANALYSIS

             FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

                                        AVERAGE BALANCES           YIELD / RATE            INCOME / EXPENSE
FULY TAXABLE EQUIVALENT--L      --------------------------------- ---------------- --------------------------------
  (OLLARS IN THOUSANDS)D           1994        1993       1992    1994  1993 1992     1994       1993       1992
    ----------------            ----------- ---------- ---------- ----  ---- ----- ---------- ---------- ----------
    ASSETS
    Securities (1):
    U.S. Treasury,
    government and
    other (5)..... .            $ 5,171,260  4,469,880  3,759,520 5.74% 6.28  7.49 $  296,933    280,541    281,463
    States and
    political
    subdivisions.. .                179,722    200,333    239,067 9.08  9.97 10.67     16,323     19,978     25,504
                                ----------- ---------- ---------- ----  ---- ----- ---------- ---------- ----------
     Total
     securities
     (5).......... .              5,350,982  4,670,213  3,998,587 5.85  6.43  7.68    313,256    300,519    306,967
    Other earning
    assets (2)......                130,670    152,370    204,496 3.97  2.89  3.99      5,184      4,410      8,153
    Loans and
    leases, net of
    unearned income
    (1)(3)(4)(5)....             12,360,633 11,177,299 10,149,563 8.31  8.24  9.05  1,027,693    921,235    918,931
                                ----------- ---------- ---------- ----  ---- ----- ---------- ---------- ----------
     Total earning
     assets....... .             17,842,285 15,999,882 14,352,646 7.54  7.66  8.60  1,346,133  1,226,164  1,234,051
                                ----------- ---------- ---------- ----  ---- ----- ---------- ---------- ----------
     Non-earning
     assets....... .              1,121,734  1,067,159  1,010,206
                                ----------- ---------- ----------
      Total assets..            $18,964,019 17,067,041 15,362,852
                                =========== ========== ==========
    LIABILITIES AND
    SHAREHOLDERS'
    EQUITY
    Interest-bearing
    deposits:
    Savings
    deposits...... .            $ 3,433,750  2,908,944  2,229,148 2.19  2.42  2.91     75,125     70,507     64,881
    Money market
    deposits...... .              1,971,263  2,039,937  1,996,480 2.73  2.65  3.69     53,874     54,028     73,591
    Time deposits. .              7,155,207  7,040,758  7,102,822 4.37  4.31  5.41    312,877    303,659    384,421
                                ----------- ---------- ---------- ----  ---- ----- ---------- ---------- ----------
     Total
     interest-
     bearing
     deposits..... .             12,560,220 11,989,639 11,328,450 3.52  3.57  4.62    441,876    428,194    522,893
    Short-term
    borrowed funds..              2,321,379  1,349,156    935,642 4.24  3.23  3.42     98,476     43,608     31,979
    Long-term debt..                677,227    597,519    417,828 6.04  5.76  8.36     40,927     34,390     34,913
                                ----------- ---------- ---------- ----  ---- ----- ---------- ---------- ----------
     Total
     interest-
     bearing
     liabilities.. .             15,558,826 13,936,314 12,681,920 3.74  3.63  4.65    581,279    506,192    589,785
                                ----------- ---------- ---------- ----  ---- ----- ---------- ---------- ----------
    Demand deposits.              1,738,508  1,556,411  1,273,140
    Other
    liabilities.....                213,531    197,370    216,517
    Shareholders'
    equity..........              1,453,154  1,376,946  1,191,275
                                ----------- ---------- ----------
      Total
      liabilities
      and
      shareholders'
      equity........            $18,964,019 17,067,041 15,362,852
                                =========== ========== ==========
    Average interest
    rate spread.....                                              3.80  4.03  3.95
    Net yield on
    earning assets..                                              4.29% 4.50  4.49 $  764,854    719,972    644,266
                                                                  ====  ==== ===== ========== ========== ==========
    Taxable
    equivalent
    adjustment......                                                               $   28,088     26,456     26,062
                                       1994 V. 1993                   1993 V. 1992
                                ----------------------------- ------------------------------
                                            CHANGE DUE TO                  CHANGE DUE TO
FULY TAXABLE EQUIVALENT--L       INCREASE  ------------------  INCREASE  -------------------
  (OLLARS IN THOUSANDS)D        (DECREASE)  RATE     VOLUME   (DECREASE)   RATE     VOLUME
   ---------------------------- ---------- -------- --------- ---------- --------- ---------
    ASSETS
    Securities (1):
    U.S. Treasury,
    government and
    other (5)..... .             $ 16,392  (25,199)   41,591   $  (922)   (49,471)   48,549
    States and
    political
    subdivisions.. .               (3,655)  (1,698)   (1,957)   (5,526)    (1,586)   (3,940)
                                ---------- -------- --------- ---------- --------- ---------
     Total
     securities
     (5).......... .               12,737  (26,897)   39,634    (6,448)   (51,057)   44,609
    Other earning
    assets (2)......                  774    1,467      (693)   (3,743)    (1,951)   (1,792)
    Loans and
    leases, net of
    unearned income
    (1)(3)(4)(5)....              106,458    8,138    98,320     2,304   (86,117)    88,421
                                ---------- -------- --------- ---------- --------- ---------
     Total earning
     assets....... .              119,969  (17,292)  137,261    (7,887)  (139,125)  131,238
                                ---------- -------- --------- ---------- --------- ---------
     Non-earning
     assets....... .
      Total assets..
    LIABILITIES AND
    SHAREHOLDERS'
    EQUITY
    Interest-bearing
    deposits:
    Savings
    deposits...... .                4,618   (7,298)   11,916     5,626    (12,108)   17,734
    Money market
    deposits...... .                 (154)   1,695    (1,849)  (19,563)   (21,183)    1,620
    Time deposits. .                9,218    4,245     4,973   (80,762)   (77,476)   (3,286)
                                ---------- -------- --------- ---------- --------- ---------
     Total
     interest-
     bearing
     deposits..... .               13,682   (1,358)   15,040   (94,699)  (110,767)   16,068
    Short-term
    borrowed funds..               54,868   16,595    38,273    11,629     (1,866)   13,495
    Long-term debt..                6,537    1,783     4,754      (523)   (12,825)   12,302
                                ---------- -------- --------- ---------- --------- ---------
     Total
     interest-
     bearing
     liabilities.. .               75,087   17,020    58,067   (83,593)  (125,458)   41,865
                                ---------- -------- --------- ---------- --------- ---------
    Demand deposits.
    Other
    liabilities.....
    Shareholders'
    equity..........
      Total
      liabilities
      and
      shareholders'
      equity........
    Average interest
    rate spread.....
    Net yield on
    earning assets..             $ 44,882  (34,312)   79,194   $75,706    (13,667)   89,373
                                ========== ======== ========= ========== ========= =========
    Taxable
    equivalent
    adjustment......

- ----
(1) Yields related to securities, loans and leases exempt from both federal and state income taxes, federal income taxes only or state income taxes only are stated on a taxable equivalent basis using statutory tax rates in effect for the periods presented.
(2) Includes federal funds sold and securities purchased under resale agreements or similar arrangements.
(3) Loan fees, which are not considered material for the periods presented are included for rate calculation purposes.
(4) Nonaccrual loans are included in the average balances. Only the interest collected on such loans is included as income.
(5) Includes assets either held for sale or available for sale at amortized cost.

  For 1994, net interest income represented 76.5% of net revenues (net interest income plus noninterest income), compared with 75.9% in 1993 and 76.9% in 1992.

  Net interest income totaled $737 million in 1994, compared with $694 million in 1993 and $618 million in 1992. There was compression in both the interest rate spread and margin in 1994. The growth in net interest income in 1994 and 1993 was primarily a result of growth in average earning assets.

  The taxable equivalent net yield on average earning assets is a primary measure used in evaluating the effectiveness of the management of earning assets and funding liabilities. The net yield on average earning assets was 4.29% in 1994, 4.50% in 1993 and 4.49% in 1992. The margin decline during the past year was caused by higher interest rates combined with Southern National's liability-sensitive balance sheet during 1994. Accordingly, Southern National's liabilities repriced within specified periods faster than assets and, as market rates of interest rose, increases in the average cost of funds were more pronounced than increases in the average yields on earning assets.

  Southern National uses synthetic instruments commonly known as derivatives to hedge specified assets and liabilities. These hedges contributed $900,000 to net interest income in 1994, compared with $17.1 million in 1993 and $23.7 million in 1992. See "Balance Sheet Management" for additional discussion of hedging activities.

PROVISION FOR LOAN AND LEASE LOSSES

  An annual provision for loan and lease losses is charged against earnings in order to maintain the allowance for loan and lease losses at a level considered adequate by management to absorb potential losses existing in the loan portfolio. As a result of improved asset quality, the provision recorded by Southern National in 1994 was $17.8 million, compared with $53.3 million in 1993 and $62.9 million in 1992.

  Southern National has experienced steady and significant improvements in asset quality and steady declines in net charge-offs. As a result, Southern National has been able to significantly lower its provisions for loan and lease losses. Still, the allowance for loan and lease losses was 1.31% of loans and leases outstanding at the end of 1994 and was 3.65 times nonperforming loans and leases at the end of the year, compared to 1993 amounts of 1.38% and 2.74 times, respectively.

NONINTEREST INCOME

  Noninterest income includes service charges on deposit accounts, trust revenues, mortgage banking revenues, insurance commissions, gains and losses on securities transactions, and other commissions and fees derived from banking and bank-related activities. Noninterest income for 1994 totaled $226.0 million, compared with $220.3 million in 1993 and $185.9 million in 1992. Over the past five years, noninterest income has grown at a compound annual rate of 12.6%.

  Service charges on deposit accounts still represent the largest single source of noninterest revenue. Such revenues totaled $82.8 million in 1994, an increase of $3.1 million or 3.9% from 1993, which in turn represented an increase of $8.0 million or 11.2% from 1992. Deposit services are repriced annually to reflect current costs and competitive factors.

  The ability to generate significant additional amounts of noninterest revenues in the future will be a requisite to the ultimate success of Southern National. Through its subsidiaries, Southern National will focus on four primary areas--mortgage banking, trust, insurance and investment brokerage activities. A primary element of the merger of Southern National and BB&T was the additional marketing capability provided by merging the aforementioned operations of the banks. Southern National and BB&T both had mortgage banking, trust, insurance and broker dealer offices strategically placed throughout their networks, but the operations often were not of such a magnitude as to allow either to achieve its full potential. By combining these operations, Southern National will have a greater concentration of offices closer to a larger number of customers.

  Mortgage banking income (which includes servicing fees and profits and losses from the origination and sale of loans reduced by amortization of purchased mortgage servicing rights) decreased $3.0 million or 11.8% to a total of $22.1 million for 1994. Mortgage banking income totaled $25.1 million in 1993 and $30.1 million in 1992. Home mortgage interest rates were unusually low in 1993 and 1992, and, as a result, originations were heavy as homeowners prepaid existing mortgages and refinanced with new mortgages. Southern National recorded losses from the origination and sale of mortgages totaling approximately $1.0 million in 1994 and gains of $13.0 million in 1993. Because of the increase in interest rates in 1994, the rate of prepayment slowed and the volume of new loans was not as great as in the previous two years. This resulted in the losses from the origination and sale of home mortgage loans. The 1993 results of operations include the amortization of $3.9 million of mortgage servicing rights to conform the accounting policies of certain acquired entities to those of Southern National. Southern National originated approximately $2.0 billion in home mortgage loans in 1994, $3.0 billion in 1993 and $2.0 billion in 1992. Southern National was servicing mortgage loans for investors with principal balances of approximately $4.9 billion at the end of 1994.

  Insurance agency commissions increased approximately $3.4 million or 29% in 1994 to a total of $14.9 million. Insurance agency commissions totaled $11.5 million in 1993 and $7.4 million in 1992. The insurance agencies have become an increasingly important source of noninterest revenue, and this trend is expected to accelerate in the future. The network of insurance agencies has been expanded through acquisitions in recent years. Southern National intends to continue to expand its insurance agency operations through both acquisitions and internally generated growth.

  The offering of trust services has been a traditional service of both Southern National and BB&T. Both have had trust departments for many years. Trust revenues from corporate and personal trust services totaled $17.2 million in 1994. This was an increase of $2.1 million or 14.3% over the revenues of $15.1 million in 1993, which in turn was an increase of $2.2 million or 16.7% over the $12.9 million earned in 1992. Managed assets totaled $2.9 billion at the end of 1994. A strong effort is being made to expand the corporate trust business, particularly employee benefit plans. Southern National also offers its own family of mutual funds. Southern National now manages seven mutual funds, which provide investment alternatives both for trust clients and for other customers. The funds totaled $395 million at the end of 1994. The broker dealer subsidiaries will be the principal marketing agents of Southern National's proprietary mutual funds.

  In recent years both Southern National and BB&T established broker dealer subsidiary corporations. Both began to take a more active role in selling various securities to their customers, with an emphasis being placed on the sale of fixed-rate debt securities, shares of BB&T's proprietary mutual funds and annuities. Investment sales commissions totaled $7.3 million in 1994, compared with $5.5 million in 1993 and $802,000 in 1992.

                          TABLE 6--NONINTEREST INCOME

                                                                   % CHANGE
                                                                ---------------
                                                                1994 V. 1993 V.
                                         1994    1993    1992    1993    1992
                                       -------- ------- ------- ------- -------
                                        (DOLLARS IN THOUSANDS)
Service charges on deposit accounts... $ 82,755  79,670  71,668     4%     11
                                       -------- ------- -------
Insurance fees and commissions........   14,879  11,527   7,400    29      56
Trust fees............................   17,180  15,034  12,880    14      17
Other fees and commissions............   68,217  65,219  58,856     5      11
                                       -------- ------- -------
  Total nondeposit fees and
   commissions........................  100,276  91,780  79,136     9      16
                                       -------- ------- -------
Securities gains, net.................    3,074  16,841   9,338    NM      NM
Other income..........................   39,942  32,027  25,731    25      24
                                       -------- ------- -------
  Total noninterest income............ $226,047 220,318 185,873     3%     19
                                       ======== ======= =======   ===     ===

- --------
NM--not meaningful

NONINTEREST EXPENSE

  Noninterest expense for 1994 decreased $79.9 million or 12.0% to a total of $583.3 million. This followed an increase of 30.0% in 1993. The acquisitions of seven savings associations in 1993 and two in 1992 were accounted for as purchases, and, accordingly, prior period history was not restated. The growth in expenses for 1993 included the incremental cost of operations related to these acquisitions and the cost of conforming their operating systems and procedures to those of Southern National. In addition, certain material nonrecurring costs and expenses related to mergers were recorded in 1993.

  Salaries and wages increased only .6% in 1994 , after an increase of 16.7% in 1993. The increase in 1993 included compensation of employees who were added with the consummation of the aforementioned thrift acquisitions. Other personnel expense increased 4.9% from $53.5 million in 1993 to $56.1 million in 1994. The increase was 19.7% in 1993. Factors contributing to the increases in other personnel expense include the increased cost of providing employee health insurance and retirement benefits. 1993 also included $7.0 million in accruals for severance payments, buyout of employment contracts, deferred compensation and associated fringe benefits.

  Premiums paid to the FDIC for deposit insurance increased $2.0 million or 6.4% to a total of $32.7 million for 1994. For 1993 the increase was $3.3 million or 12.2%. The rate increased from an annual rate of $.12 per $100 of deposits in 1990 to $.23 per $100 of deposits for the period beginning July 1, 1991. Southern National has not experienced any additional rate increases in its deposit insurance premium rates for 1994. Further, the bank insurance fund of the FDIC is expected to become fully funded in 1995, and it is anticipated that the rate will be reduced in the second half of 1995 to a rate of $.04 per $100 of deposits.

  Net occupancy expense totaled $43.8 million in 1994. This represented an increase of only $1.2 million or 2.8% over the expense of $42.6 million in 1993, which in turn was 11.5% greater than the expense of $38.2 million in 1992.

  Furniture and equipment expense totaled $47.2 million in 1994, compared with $49.0 million in 1993 and $38.9 million in 1992. Much of the increase in 1993 furniture and equipment expense provided improved technological capabilities. Loan platform automation for the retail lending function was completed in 1993, and platform automation for the commercial lending function was completed in 1994. Capital expenditures totaled approximately $71 million in 1994 and $101 million in 1993. Capital expenditures for 1995 are expected to include $27 million related to the consolidation of more than 70 branches in the bank mergers and the purchase of equipment necessary to conform operations.

  Other expense decreased $36.0 million from 1993 to 1994 primarily as a result of merger-related expenses recorded last year. Direct merger expenses (attorneys, accountants, printers, filing fees, etc.) accrued by The First, Regency Bancshares Inc. ("Regency") and Home Federal Savings Bank ("Home") exceeded $3 million. During 1993, The First shortened the estimated useful lives of core deposit intangibles, which resulted in accelerated amortization during that year. In addition, The First adopted SFAS No. 72, "Accounting for Certain Adjustments of Banking or Thrift Institutions," and wrote off existing goodwill through a cumulative "catch-up" adjustment. Consequently, 1994 had no amortization related to The First's goodwill and core deposit intangibles. Primarily as a result of this, amortization expense in 1994 was substantially less than in the prior year. Other merger-related activities and expenditures contributing to the heightened 1993 expense were advertising, travel, corporate dues, directors' fees and education.

                         TABLE 7--NONINTEREST EXPENSE

                                                                   % CHANGE
                                                                ---------------
                                                                1994 V. 1993 V.
                                         1994    1993    1992    1993    1992
                                       -------- ------- ------- ------- -------
                                        (DOLLARS IN THOUSANDS)
Salaries.............................. $237,356 236,034 202,328     1%     17
Employee benefits.....................   56,077  53,453  44,670     5      20
                                       -------- ------- -------
  Total personnel expense.............  293,433 289,487 246,998     1      17
                                       -------- ------- -------
Net occupancy expense.................   43,775  42,597  38,198     3      12
Furniture and equipment expense.......   47,208  49,034  38,926    (4)     26
                                       -------- ------- -------
  Total occupancy and equipment
   expense............................   90,983  91,631  77,124    (1)     19
                                       -------- ------- -------
Federal deposit insurance expense.....   32,697  30,730  27,384     6      12
Loss on bulk sale of assets...........      --   49,147     --     NM      NM
Other expense.........................  166,223 202,249 158,652   (18)     27
                                       -------- ------- -------
  Total noninterest expense........... $583,336 663,244 510,158   (12)%    30
                                       ======== ======= =======   ===     ===

- --------
NM--not meaningful

PROVISION FOR INCOME TAXES

  The maximum combined incremental federal and state statutory tax rate for Southern National was 40.04%. Because of its investments in tax-exempt loans and securities, the effective tax rates were 34.5% in 1994, 39.1% in 1993 and 36.5% in 1992. The effective tax rate was higher in 1993 due to the recapture of tax bad debt reserves by merged savings institutions.

  Southern National adopted the provisions of SFAS No. 109 in 1993. The adoption of the provisions of this statement necessitated a change from the deferral method of accounting for income taxes to the asset and liability method. The objective of the asset and liability method is to establish deferred tax assets and liabilities for the temporary differences between the financial reporting basis and the tax basis of pretax income at enacted tax rates expected to be in effect when such amounts are realized or settled. The change in accounting method enabled Southern National to record a tax benefit of approximately $6.4 million as the cumulative effect of changes in accounting principles. The increase in the federal tax rate from 34% to 35% in 1993 had no material impact on Southern National.

ASSET/LIABILITY MANAGEMENT

  Asset/liability management activities are designed to achieve relatively stable net interest margins and assure liquidity. It is the responsibility of the Asset/Liability Management Committee ("ALCO") to set policy guidelines and to establish long-term strategies with respect to interest rate exposure and liquidity. The ALCO meets regularly to review Southern National's interest rate and liquidity risk exposures in relation to present and prospective market and business conditions, and adopts funding and balance sheet management strategies that are intended to assure that the potential impact on earnings and liquidity is within conservative standards.

  A prime objective in interest rate risk management is the avoidance of wide fluctuations in net interest income through balancing the impact of changes in interest rates on interest-sensitive assets and interest-sensitive liabilities. Management uses Interest Sensitivity Simulation Analysis ("Simulation") to measure the interest rate sensitivity of earnings. This method of analysis is discussed in "Inflation and Changing Interest Rates."

  Balance sheet repositioning is the most efficient and cost-effective means of managing interest rate risk and is accomplished through strategic pricing of asset and liability accounts. The expected result of strategic pricing is the development of appropriate maturity and repricing streams in those accounts to produce consistent net income during adverse interest rate environments. The ALCO monitors loan, investment and liability portfolios to ensure comprehensive management of interest rate risk on the balance sheet. These portfolios are analyzed for proper fixed-rate and variable-rate "mixes" given a specific interest rate outlook.

LIQUIDITY

  Liquidity represents a bank's continuing ability to meet its funding needs, primarily deposit withdrawals, timely repayment of borrowings and other liabilities and funding of loan commitments. In addition to its level of liquid assets, many other factors affect a bank's ability to meet liquidity needs, including access to additional funding sources, total capital position and general market conditions.

  Traditional sources of liquidity include proceeds from maturity of securities, repayment of loans and growth in core deposits. Federal funds purchased, repurchase agreements and other short-term borrowed funds supplement these traditional sources. Management believes liquidity obtainable from these sources is adequate to meet current requirements.

  Total cash and cash equivalents decreased to $671.8 million at December 31, 1994 compared to $859.6 million in 1993 and $801.8 million in 1992. Net cash provided by operating activities for the year increased from $339.8 million to $500.7 million. Cash provided by operating activities in 1992 was $133.9 million. The 1994 increase was primarily the result of significantly higher net income versus the prior year and increases in cash flows from mortgage banking activities. Proceeds from sales of loans held for sale declined $390 million, which was offset by a $479.8 million decline in net originations of loans held for sale. Southern National traditionally sells its fixed-rate mortgage loan production and retains adjustable-rate mortgage loans in the portfolio. Because of rising interest rates during the current year, mortgage origination volumes shifted from fixed-rate to adjustable-rate loans and mortgage refinancing was substantially reduced. Net cash flows used in investing activities decreased from $1.7 billion in 1993 to $1.5 billion in 1994. Cash used in investing activities during 1992 was $926.5 million. The primary factor creating the $200.0 million decline in cash flows used in investing activities during 1994 was a $485.8 million decrease in purchases of securities offset by a $191.2 million increase in net loan originations. Cash flows provided by financing activities decreased from $1.4 billion to $814.0 million because of a $570.8 million net decrease in the cash provided by deposits compared to 1993 and a net $283.8 million decrease in cash flows related to long-term debt. These decreases were offset by a $346.7 million net increase in cash flows from short-term borrowed funds. In 1992, Southern National's net cash flows provided from financing activities were $907.1 million.

BALANCE SHEET MANAGEMENT

  Southern National uses off-balance sheet financial instruments to manage interest rate sensitivity and net interest income. These instruments, commonly referred to as derivatives, primarily consist of interest rate swaps and collars, floors and ceilings.

  Derivatives contracts are written in amounts referred to as notional amounts. Notional amounts do not represent amounts to be exchanged between parties and are not a measure of financial risks, but only provide the basis for calculating payments between the counterparties. On December 31, 1994, Southern National had outstanding derivatives contracts with notional amounts totaling approximately $2.4 billion.

  The derivatives used at Southern National provide for the exchange of interest payments between counterparties--either variable for fixed or fixed for variable. Thus, credit risk arises when amounts receivable from a counterparty exceed those payable. The risk of loss with any counterparty is limited to a small fraction of the notional amount. Southern National deals only with national market makers with strong credit ratings in its derivatives activities. Southern National further controls the risk of loss by subjecting counterparties to credit reviews and approvals similar to those used in making loans and other extensions of credit. All of the derivatives contracts to which Southern National is a party settle monthly, quarterly or semiannually. Accordingly, the amount of off-balance sheet credit exposure to which Southern National is exposed at any time is immaterial. Further, Southern National has netting agreements with the dealers with which it does business. Because of these netting agreements, Southern National had a minimal amount of off-balance sheet credit exposure at December 31, 1994.

  The fair value of derivatives contracts is equal to the difference between the amounts to be received over the lives of the contracts and the amounts to be paid. The estimated fair value of open contracts used for asset/liability management purposes at December 31, 1994, reflected net unrealized losses of $73.8 million. Increases in interest rates resulted in the unrealized loss in 1994. The unrealized loss does not include the impact of changes in interest rates, either favorable or unfavorable, on the values of assets and liabilities being hedged.

  Southern National's interest rate sensitivity is illustrated in the following interest rate sensitivity gap table. The table reflects rate-sensitive positions at December 31, 1994, and is not necessarily reflective of positions throughout each year. The carrying amounts of interest-rate-sensitive assets and liabilities and the notional amounts of swaps and other derivative financial instruments are presented in the periods in which they next reprice to market rates or mature and are aggregated to show the interest rate sensitivity gap. To reflect anticipated prepayments, certain asset and liability categories are included in the table based on estimated rather than contractual maturity dates.

                 TABLE 8--INTEREST RATE SENSITIVITY GAP TABLE

                               DECEMBER 31, 1994

                               WITHIN            ONE TO          TWO TO        AFTER FIVE
                              ONE YEAR         TWO YEARS       FIVE YEARS        YEARS            TOTAL
                          -----------------  --------------- --------------- --------------- ----------------
                            AMOUNT     RATE   AMOUNT    RATE  AMOUNT    RATE  AMOUNT    RATE   AMOUNT    RATE
                          -----------  ----  ---------  ---- ---------  ---- ---------  ---- ----------- ----
                                                      (DOLLARS IN THOUSANDS)
Assets
 Securities and other
  interest-earning
  assets................  $ 1,404,227  5.23% 1,818,386  5.84 1,743,934  6.23   599,295  7.28   5,565,842 5.96
 Federal funds sold.....       13,021  5.22        --    --        --    --        --    --       13,021 5.22
 Loans and leases.......    8,110,313  8.77    954,568  8.47 2,056,493  8.10 1,986,728  9.18  13,108,102 8.71
                          -----------  ----  ---------  ---- ---------  ---- ---------  ---- ----------- ----
Total interest-earning
 assets.................    9,527,561        2,772,954       3,800,427       2,586,023        18,686,965
                          -----------        ---------       ---------       ---------       -----------
Liabilities
 Interest-bearing
  deposits..............    7,428,809  4.12  1,330,440  5.20   733,866  5.18 2,978,020  2.55  12,471,135 3.93
 Federal funds
  purchased.............    1,381,610  5.51        --    --        --    --        --    --    1,381,610 5.51
 Other borrowings.......    2,037,364  5.44    273,414  5.08    96,000  7.27    24,895  7.70   2,431,673 5.49
                          -----------  ----  ---------  ---- ---------  ---- ---------  ---- ----------- ----
Total interest-bearing
 liabilities............   10,847,783        1,603,854         829,866       3,002,915        16,284,418
                          -----------        ---------       ---------       ---------       -----------
Asset-liability gap.....   (1,320,222)       1,169,100       2,970,561        (416,892)
                          -----------        ---------       ---------       ---------
Derivatives affecting
 interest rate
 sensitivity
 Pay fixed interest rate
  swaps.................      109,062  5.72    (53,094) 9.20   (33,678) 5.17   (22,290) 5.23
 Receive fixed interest
  rate swaps............   (1,100,000) 6.71    450,000  5.67   650,000  5.06       --    --
                          -----------        ---------       ---------       ---------
Interest rate
 sensitivity gap........  $(2,311,160)       1,566,006       3,586,883        (439,182)
                          ===========        =========       =========       =========
Cumulative interest rate
 sensitivity gap........  $(2,311,160)        (745,154)      2,841,729       2,402,547
                          ===========        =========       =========       =========

INFLATION AND CHANGING INTEREST RATES

  The majority of assets and liabilities of financial institutions are monetary in nature and, therefore, differ greatly from most commercial and industrial companies that have significant investments in fixed assets or inventories. Fluctuations in interest rates and the efforts of the Board of Governors of the Federal Reserve ("FRB") to regulate money and credit conditions have a greater effect on a financial institution's profitability than do the effects of higher costs for goods and services. Through its balance sheet management function, Southern National is positioned to respond to changing interest rates and inflationary trends.

  Simulation Analysis takes into account the current contractual agreements that Southern National has made with its customers on deposits, borrowings, loans, investments and any commitments to enter into those transactions. Management monitors Southern National's interest sensitivity by means of a computer-based asset/liability model that incorporates current volumes and rates, maturity streams, repricing opportunities and anticipated growth. The model calculates an earnings estimate based on current portfolio balances and rates, less any balances that are scheduled to reprice or mature. Balances and rates that will replace the previous balances and any anticipated growth are added. This level of detail is needed to correctly simulate the effect that changes in interest rates and anticipated balances will have on the earnings of Southern National. This method is subject to the assumptions that underlie the process, but it provides a better illustration of true earnings potential than other analyses such as static or dynamic gap.

CAPITAL ADEQUACY AND RESOURCES

  The maintenance of appropriate levels of capital is a management priority. Overall capital adequacy is monitored on an ongoing basis by management and reviewed regularly by the Board of Directors. Southern National's principal capital planning goals are to provide an adequate return to shareholders while retaining a sufficient base from which to provide future growth and compliance with all regulatory standards.

  Shareholders' equity grew 7.0% in 1994 and 10.4% in 1993. Shares issued in acquisitions accounted for under the purchase method contributed $14.9 million, $19.8 million and $33.9 million during 1994, 1993 and 1992, respectively. Additional equity has come from the retention of earnings and from new shares of stock issued under employee benefit and stock option plans and the dividend reinvestment plan. The conversion of convertible debentures to common stock generated an additional $33.3 million in 1993. Southern National adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," in 1994. The provisions of this statement require securities classified as available for sale be carried at estimated fair value with net unrealized appreciation or depreciation recorded as an adjustment to shareholders' equity. At the end of 1994, Southern National had recorded net unrealized depreciation of $72.6 million, net of tax.

                    TABLE 9--CAPITAL--COMPONENTS AND RATIOS

                                                              DECEMBER 31,
                                                         ------------------------
                                                            1994         1993
                                                         -----------  -----------
                                                         (DOLLARS IN THOUSANDS)
Tier 1 capital.......................................... $ 1,513,090   1,321,762
Tier 2 capital..........................................     158,484     192,689
                                                         -----------  ----------
Total regulatory capital................................ $ 1,671,574   1,514,451
                                                         ===========  ==========
Risk-based capital ratios:
  Tier 1 capital........................................        12.3%       11.4
  Total regulatory capital..............................        13.6        13.1
  Tier 1 leverage ratio.................................         7.8         7.2

  Traditionally, Southern National has been considered to be strongly capitalized. The ratio of shareholders' equity to year-end assets was 7.5% at the end of 1994, compared with 7.4% a year earlier. While management views the equity-to-assets ratio as the principal indicator of capital strength, additional measures are used by regulators. Bank holding companies and their subsidiaries are subject to risk-based capital measures. The risk-based capital ratios measure the relationship of capital to a combination of balance sheet and off-balance sheet credit risk. The values of both balance sheet and off-balance sheet items are adjusted to reflect credit risk.

  Tier 1 capital is required to be at least 4% of risk-weighted assets, and total capital must be at least 8% of risk-weighted assets. The Tier 1 capital ratio for Southern National at the end of 1994 was 12.3%, and the total capital ratio was 13.6%. At the end of 1993, those ratios were 11.4% and 13.1%, respectively.

  Another measure used by regulators is the leverage ratio which is the ratio of tangible equity to tangible assets. The minimum required leverage ratio for a well-capitalized bank is 3%, while the leverage ratio for Southern National was 7.8% at the end of 1994 and 7.2% at the end of 1993.

                   TABLE 10--SELECTED EQUITY DATA AND RATIOS

                                                             1994   1993   1992
                                                            ------  -----  -----
Book value per common share at year end...................  $13.92  13.14  13.22
Book value per common share percentage increase (decrease)
 over prior year end......................................    5.94% (0.61)  8.63
Common dividends per share as a percentage increase over
 prior year end...........................................   15.63  28.00   8.70
Equity at year end to year end:
  Total assets............................................    7.54   7.42   7.93
  Net loans and leases*...................................   11.57  11.59  12.30
  Deposits................................................   10.45   9.58   9.71
  Equity and long-term debt...............................   62.17  62.56  74.96

- --------
* Amounts are net of unearned income and the allowance for loan and lease losses and include loans held for sale.

STOCK AND DIVIDENDS

  The management of Southern National continually monitors capital for adequacy to provide a foundation for future asset growth and to promote investor and depositor confidence. At the end of 1994, Southern National had
102.2 million shares of common stock issued and outstanding compared to 100.8 million shares outstanding at the previous year end.

  Southern National's ability to pay dividends is primarily dependent on earnings from operations, the adequacy of capital and the availability of liquid assets for distribution. The Parent Company's ability to replenish liquid assets available for distribution is primarily dependent on the ability of the banking subsidiaries to pay dividends to the Parent Company. Historically, Southern National's cash dividends have been approximately one third of earnings resulting from management's goal to retain sufficient capital to support future growth and to meet regulatory requirements while providing a competitive return on investment to shareholders. Southern National's common dividend payout ratio, computed by dividing dividends per common share by earnings available per common share, was 32.7% in 1994. Southern National's quarterly cash dividend per common share was increased 18% after the second quarter to $.20 per common share. This increase marked the 22nd consecutive year that cash dividends have been increased. A discussion of dividend restrictions is included in Note M--"Regulatory Requirements and Other Restrictions."

  Southern National's common stock is traded on the New York Stock Exchange ("NYSE") under the symbol "SNB." The accompanying table, "Quarterly Common Stock Summary," sets forth the high, low and last sales prices for the common stock as reported on the NYSE Composite Tape and the cash dividends paid per share of common stock for each of the last eight quarters.

  At December 31, 1994, Southern National had 770,000 shares of 6.75% Cumulative Convertible Preferred Stock, Series A issued and outstanding in the form of 3,080,000 depositary shares, at a stated value of $25 per depositary share. Each depositary share represents a one-quarter interest in a preferred share and is convertible at the option of the holder into 1.4767 shares of common stock. Accordingly, 4,548,236 shares of common stock have been reserved for conversion of the preferred stock. The preferred stock will be redeemable at the option of Southern National, in whole or in part, or from time to time, on or after March 1, 1996 at $26.0125 per depositary share through February 28,1997, with prices decreasing annually thereafter to $25 per depositary share on and after March 1, 2002, plus, in each case, dividends accrued and accumulated but unpaid to the redemption date. The depositary shares have a liquidation value of $25 per share, or $77 million in the aggregate, plus accrued but unpaid dividends up to, but excluding, the date of final distribution.

                   TABLE 11--QUARTERLY COMMON STOCK SUMMARY

                                  1994                         1993
                      ---------------------------- ----------------------------
                         SALES PRICES                 SALES PRICES
                      ------------------ DIVIDENDS ------------------ DIVIDENDS
                       HIGH   LOW  LAST    PAID     HIGH   LOW  LAST    PAID
                      ------ ----- ----- --------- ------ ----- ----- ---------
Quarter Ended
  March 31........... $20.50 18.38 19.13   0.17    $22.50 19.63 21.88   0.15
  June 30............  21.88 18.88 20.00   0.17     23.38 19.25 21.88   0.15
  September 30.......  21.88 20.00 20.75   0.20     23.38 19.75 20.50   0.17
  December 31........  21.13 17.13 19.13   0.20     21.88 18.88 19.75   0.17
    Year.............  21.88 17.13 19.13   0.74     23.38 18.88 19.75   0.64

FOURTH QUARTER RESULTS

  Net income for the fourth quarter of 1994 was $62.6 million, compared to a loss of $32.6 million for the prior year. On a per share basis, fully diluted net income was $.58 for the current quarter compared to a loss of $.30 a year ago. Annualized returns on average assets and average common equity were 1.27% and 17.09%, respectively, for the fourth quarter.

  Certain material, nonrecurring adjustments were recorded by The First, Regency and Home in the fourth quarter 1993 in connection with the mergers with Southern National in early 1994. These adjustments resulted in the substantial loss reflected in the final quarter of the prior year. The provision for loan and lease losses was $17.7 million higher in the fourth quarter 1993 than in the fourth quarter 1994 and noninterest expense was $91.6 million higher. Management's plans for the ultimate recovery of The First's loans, foreclosed property and real estate acquired for development and resale were demonstrably different from the plans that served as the basis for The First's estimate of losses. This situation necessitated the significantly higher provision in 1993. Noninterest expense was also affected by a $49.1 million loss on the bulk sale of $109 million in loan-related assets.

  In the fourth quarter of 1994, net interest income FTE was $197.5 million compared to a 1993 fourth quarter balance of $187.9 million. This increase resulted from growth in average earning assets, offset by a decrease in the net yield FTE.

  The accompanying table, "Quarterly Financial Summary--Unaudited," presents condensed information relating to eight quarters in the period ended December 31, 1994.

               TABLE 12--QUARTERLY FINANCIAL SUMMARY--UNAUDITED

                                             1994                                         1993
                         -------------------------------------------- ---------------------------------------------
                           FOURTH      THIRD      SECOND     FIRST      FOURTH       THIRD      SECOND     FIRST
                           QUARTER    QUARTER    QUARTER    QUARTER     QUARTER     QUARTER    QUARTER    QUARTER
                         ----------- ---------- ---------- ---------- -----------  ---------- ---------- ----------
                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED SUMMARY OF
 OPERATIONS
 Net interest income
  FTE................... $   197,512    193,577    188,327    185,438 $   187,853     183,008    178,727    170,384
 FTE adjustment.........       7,248      7,001      7,061      6,778       6,704       6,785      6,635      6,332
 Provision for loan and
  lease losses..........       7,104      2,339      2,902      5,501      24,824       8,603      9,679     10,205
 Securities gains
  (losses), net.........           7        919        627      1,521        (186)      1,652        156     15,219
 Noninterest income.....      58,264     54,841     52,618     57,250      50,779      53,455     52,189     47,054
 Noninterest expense....     146,138    144,080    145,140    147,978     237,697     146,090    141,122    138,335
 Provision for income
  taxes.................      32,651     33,766     29,361     28,981       1,800      26,090     22,886     26,412
                         ----------- ---------- ---------- ---------- -----------  ---------- ---------- ----------
 Income (loss) before
  cumulative effect.....      62,642     62,151     57,108     54,971     (32,579)     50,547     50,750     51,373
 Less: Cumulative
  effect*...............         --         --         --         --          --          --         --      34,263
                         ----------- ---------- ---------- ---------- -----------  ---------- ---------- ----------
 Net income (loss)...... $    62,642     62,151     57,108     54,971 $   (32,579)     50,547     50,750     17,110
                         =========== ========== ========== ========== ===========  ========== ========== ==========
 Fully diluted income
  (loss) per share
  before cumulative
  effect................ $      0.58       0.58       0.53       0.52 $     (0.30)       0.48       0.49       0.49
 Less: Cumulative
  effect*...............         --         --         --         --          --          --         --        0.35
                         ----------- ---------- ---------- ---------- -----------  ---------- ---------- ----------
 Fully diluted net
  income (loss) per
  share................. $      0.58       0.58       0.53       0.52 $     (0.30)       0.48       0.49       0.14
                         =========== ========== ========== ========== ===========  ========== ========== ==========
SELECTED AVERAGE
 BALANCES
 Assets................. $19,524,878 19,071,278 18,712,128 18,550,660 $18,326,983  17,290,249 16,715,793 15,924,912
 Securities, at
  amortized cost........   5,449,499  5,350,772  5,410,458  5,218,880   5,133,512   4,733,063  4,570,733  4,229,539
 Loans and leases**.....  12,865,637 12,424,214 12,082,232 12,060,904  11,853,573  11,366,519 10,931,565 10,486,812
 Total earning assets...  18,389,384 17,958,437 17,601,661 17,436,117  17,177,017  16,239,638 15,654,362 14,911,279
 Deposits...............  14,334,248 14,330,620 14,221,620 14,307,119  14,126,998  13,558,342 13,457,849 13,029,872
 Short-term borrowed
  funds.................   2,643,910  2,445,588  2,232,787  1,954,290   1,688,897   1,525,498  1,229,478    975,240
 Long-term debt.........     807,457    610,943    630,600    659,225     811,811     602,433    495,602    444,591
 Total interest-bearing
  liabilities...........  16,029,882 15,683,955 15,385,668 15,116,022  14,877,796  14,090,548 13,659,982 13,095,440
 Shareholders' equity... $ 1,498,350  1,452,916  1,416,683  1,417,537 $ 1,461,436   1,407,087  1,354,493  1,282,785
                         =========== ========== ========== ========== ===========  ========== ========== ==========

- --------
 * Cumulative effect of changes in accounting principles, net of income taxes. ** Loans and leases are net of unearned income and include loans held for sale.

                 SIX-YEAR FINANCIAL SUMMARY AND SELECTED RATIOS

                                                                                               FIVE-YEAR
                                                                                               COMPOUND
                             1994         1993       1992       1991       1990       1989    GROWTH RATE
                          -----------  ---------- ---------- ---------- ---------- ---------- -----------
                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
SUMMARY OF OPERATIONS
 Interest income........  $ 1,318,045   1,199,708  1,207,989  1,243,470  1,238,433  1,202,048      1.9%
 Interest expense.......      581,279     506,192    589,785    743,322    801,650    807,290     (6.4)
                          -----------  ---------- ---------- ---------- ---------- ----------
 Net interest income....      736,766     693,516    618,204    500,148    436,783    394,758     13.3
 Provision for loan and
  lease losses..........       17,846      53,311     62,871     75,844     54,106     32,354    (11.2)
                          -----------  ---------- ---------- ---------- ---------- ----------
 Net interest income
  after provision for
  loan and lease losses.      718,920     640,205    555,333    424,304    382,677    362,404     14.7
 Noninterest income.....      226,047     220,318    185,873    178,016    137,555    124,768     12.6
 Noninterest expense....      583,336     663,244    510,158    435,184    391,978    360,311     10.1
                          -----------  ---------- ---------- ---------- ---------- ----------
 Income before income
  taxes.................      361,631     197,279    231,048    167,136    128,254    126,861     23.3
 Provision for income
  taxes.................      124,759      77,188     84,322     51,593     35,529     35,743     28.4
                          -----------  ---------- ---------- ---------- ---------- ----------
 Income before
  cumulative effect of
  changes in accounting
  principles............      236,872     120,091    146,726    115,543     92,725     91,118     21.1
 Less: cumulative effect
  of changes in
  accounting principles,
  net of income taxes...          --       34,263        --         --         --         --        NM
                          -----------  ---------- ---------- ---------- ---------- ----------
 Net income.............  $   236,872      85,828    146,726    115,543     92,725     91,118     21.1
                          ===========  ========== ========== ========== ========== ==========
EARNINGS PER COMMON
 SHARE
 Average shares out-
  standing (000's)
 Primary................      102,349      99,180     92,766     84,851     81,501     79,204      5.3
 Fully diluted..........      107,399     105,064    100,433     88,276     84,311     82,021      5.5
 Primary
 Income before
  cumulative effect.....  $      2.26        1.16       1.53       1.36       1.14       1.15     14.5
 Less: cumulative
  effect................          --         0.35        --         --         --         --        NM
                          -----------  ---------- ---------- ---------- ---------- ----------
  Net income............  $      2.26        0.81       1.53       1.36       1.14       1.15     14.5
                          ===========  ========== ========== ========== ========== ==========
 Fully diluted
 Income before
  cumulative effect.....  $      2.21        1.16       1.48       1.33       1.12       1.14     14.2
 Less: cumulative
  effect................          --         0.35        --         --         --         --        NM
                          -----------  ---------- ---------- ---------- ---------- ----------
  Net income............  $      2.21        0.81       1.48       1.33       1.12       1.14     14.2
                          ===========  ========== ========== ========== ========== ==========
 Cash dividends.........         0.74        0.64       0.50       0.46       0.42       0.39     13.7
 Shareholders' equity...        13.92       13.14      13.22      12.17      11.03      10.36      6.1
AVERAGE BALANCE SHEETS
 Securities at carrying
  value.................  $ 5,340,070   4,670,213  3,998,587  3,336,542  2,825,787  2,748,801     14.2
 Loans and leases*......   12,195,004  11,029,260 10,024,523  9,087,120  8,732,557  8,381,603      7.8
 Other assets...........    1,428,945   1,367,568  1,339,742  1,252,057  1,206,474  1,129,810      4.8
                          -----------  ---------- ---------- ---------- ---------- ----------
 Total assets...........  $18,964,019  17,067,041 15,362,852 13,675,719 12,764,818 12,260,214      9.1
                          ===========  ========== ========== ========== ========== ==========
 Deposits...............  $14,298,728  13,546,050 12,601,590 11,398,365 10,364,697  9,809,920      7.8
 Other liabilities......    2,762,640   1,910,698  1,416,923  1,206,790  1,438,077  1,552,521     12.2
 Capital debt...........      449,497     233,347    153,064    142,359    144,738    153,860     23.9
 Common shareholders'
  equity................    1,379,011   1,302,803  1,125,470    928,205    817,306    743,913     13.1
 Preferred shareholders'
  equity................       74,143      74,143     65,805        --         --         --        NM
                          -----------  ---------- ---------- ---------- ---------- ----------
  Total liabilities and
   shareholders' equity.  $18,964,019  17,067,041 15,362,852 13,675,719 12,764,818 12,260,214      9.1
                          ===========  ========== ========== ========== ========== ==========
PERIOD END BALANCES
 Total assets...........  $19,855,063  18,858,370 15,966,986 14,436,338 13,012,846 12,654,833      9.4
 Deposits...............   14,314,154  14,594,952 13,044,173 12,166,090 10,847,996 10,377,636      6.6
 Long-term debt.........      910,755     837,241    423,211    417,050    499,187    425,191     16.5
 Shareholders' equity...    1,496,477   1,398,726  1,266,898  1,024,546    848,763    777,064     14.0
SELECTED PERFORMANCE
 RATIOS
 Rate of return on:
 Average total assets...         1.25%       0.50       0.96       0.84       0.73       0.74
 Average common
  shareholders' equity..        16.80        6.19      12.63      12.45      11.35      12.25
 Dividend payout........        32.74       79.01      32.68      33.82      36.84      33.91
 Average equity to
  average assets........         7.66        8.07       7.75       6.79       6.40       6.07

- --------
* Loans and leases are net of unearned income and the allowance for losses. Amounts include loans held for sale.
NM--Not meaningful